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                                                                  EXHIBIT (a)(4)
                            D.F. KING & CO., INC.
                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF

                           EIS INTERNATIONAL, INC.
                                      AT

                             $6.25 NET PER SHARE
                                      BY

                        SERSYS ACQUISITION CORPORATION
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY
                                      OF

                                SER SYSTEME AG

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JANUARY 24, 2000 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED.

                               DECEMBER 23, 1999

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     We have been engaged to act as Information Agent in connection with the Offer by SERSys Acquisition Corporation, a Delaware corporation ("Purchaser") that is an indirect (through SER (USA), Inc. ("SER USA") wholly owned subsidiary of SER Systeme AG, a German corporation ("Parent"), to purchase for cash all of the outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), and their associated rights (the "Rights") to purchase Series A Preferred Stock, par value $0.01 per share, pursuant to that certain Rights Agreement, dated as of May 16, 1997, between EIS International, Inc., a Delaware corporation (the "Company") and BankBoston N.A., as amended, (the "Rights Agreement") (such Rights, together with the Common Stock, are collectively referred to herein as the "Shares"), of the Company, at a purchase price of $6.25 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase dated December 23, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") enclosed herewith. Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined below) on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in
Section 3 of the Offer to Purchase.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

     1. The Offer to Purchase, dated December 23, 1999;

     2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares;
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     3. The Notice of Guaranteed Delivery for Shares to be used to accept the
        Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to American Stock Transfer & Trust Company (the "Depositary") on or prior to the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

     4. The Letter to Stockholders of the Company from the President and Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9;

     5. A form of Letter to Clients which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     7. A return envelope addressed to American Stock Transfer & Trust Company, as Depositary.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JANUARY 24, 2000, UNLESS THE OFFER IS EXTENDED.

     Upon the terms and subject to the satisfaction or waiver (where applicable) of the conditions of the Offer, Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered on or prior to the Expiration Date promptly after the Expiration Date. For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share Certificates or timely confirmation of a book-entry transfer of such Shares, if such procedure is available, into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in
Section 2 of the Offer to Purchase, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal.

     The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which constitutes more than 50% of the voting power (determined on a fully diluted basis) on the date of purchase, of all securities of the Company entitled to vote generally in the election of directors or in a merger, and (2) the statutory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act") applicable to the purchase of the Shares pursuant to the Offer having expired or been terminated (the "HSR Approval"). The Offer is also subject to certain other terms and conditions as disclosed in Sections 15 of the Offer to Purchase.

     The Board of Directors of the Company has unanimously (with Messrs. McGowan and Burton abstaining) approved the Merger Agreement (as defined below) and the transactions contemplated thereby, including the Offer and the Merger (each as defined below), determined that the terms of the Offer and the Merger are advisable and fair to, and in the best interests of, the holders of Shares, and recommends that the holders of Shares tender their Shares to Purchaser pursuant to the Offer.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 17, 1999 (as it may be amended or supplemented from time to time, the "Merger Agreement"), among Parent, Purchaser, and the Company. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Purchaser will be merged with and into the Company (the "Merger"). Following the effective time of the Merger (the "Effective Time"), the Company will continue as the surviving corporation
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and become a wholly owned subsidiary of SER USA and an indirect wholly owned subsidiary of Parent, and the separate corporate existence of Purchaser will cease.

     At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (1) Shares held by the Company as treasury stock or by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent or the Company, which will be canceled and (2) Shares, if any, held by stockholders who have properly exercised appraisal rights under
Section 262 of the DGCL) will, by virtue of the Merger and without any action on the part of the holders of the Shares, be converted into the right to receive in cash the per Share price paid in the Offer, payable to the holder thereof, without interest, upon surrender of the Share Certificate formerly representing such Share, less any required withholding taxes.

     In order to take advantage of the Offer, (1) a duly executed and properly completed Letter of Transmittal (or a facsimile thereof) and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary, and (2) either Share Certificate(s) representing the tendered Shares should be delivered to the Depositary or such Shares should be tendered by book-entry transfer and a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares should be delivered to the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     Holders of Shares whose Share Certificates are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary on or prior the Expiration Date of the Offer, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

     Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Depositary and the Information Agent (as described in the Offer to Purchase)) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser also will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to the Information Agent or the undersigned, at the respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

                                          Very truly yours,

                                          D.F. KING & CO., INC.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, PARENT, SER USA, THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.